Exhibit 99.2

PostRock Finalizes New Credit Facility

OKLAHOMA CITY – December 20, 2012 – PostRock Energy Corporation (“PostRock” or the “Company”) (NASDAQ: PSTR) today announced that it had secured a new four-year revolving credit facility (the “Facility”). Citibank acted as Agent, Cadence Bank, Compass Bank and OneWest Bank as Co-Agents and Texas Capital Bank as a participant. The Facility’s initial borrowing base was set at $90 million, of which $61.3 million was outstanding at closing, net of cash on hand. The Facility was structured as an amendment to the existing facility to minimize costs. In the future, if the value of the Company’s oil and gas properties justifies it, the borrowing base under the Facility could be increased up to $200 million.

Interest on the Facility will be based on LIBOR plus 2.50% to 3.25%, depending on outstandings. The borrowing base will be redetermined semi-annually in April and October based on the banks’ assessment of PostRock’s proved oil and gas reserves. The first borrowing base redetermination will take place in April of 2013.

The Company also completed the closing of the previously announced $13 million investment by White Deer Energy L.P.

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said, “We are extremely pleased with the refinancing. It is a testament to the substantial progress made over the last few years and the growth opportunities we believe lie ahead. For the first time in PostRock’s recent history, we have a single fully conforming debt facility and ample liquidity. This reflects a better than 70% reduction in debt in the last 2  1/2 years. The successful refinancing could not have been accomplished without the confidence and support of our new lenders. Just as importantly, the willingness of our former bank group to work with us over the past four years could not have been more appreciated. It was a challenging period and the leadership and support of our agent, Royal Bank of Canada, along with all of the other participant banks was nothing short of exceptional.”

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates oil producing properties in central Oklahoma and oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections and statements that are not historical facts are forward-looking statements that involve risks and uncertainties. Such statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that expectations reflected in these statements are reasonable, it can give no assurance they will prove correct. Actual results may differ materially due to factors which may not be foreseen by PostRock. These risks and others are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other SEC filings. These filings may be found at www.pstr.com or www.sec.gov. In making forward-looking statements, the Company undertakes no obligation to update these statements.

Company Contact:

North Whipple

Director, Finance & Investor Relations

PostRock Energy Corporation

nwhipple@pstr.com

(405) 702-7423